Form 10-K, Exhibit 13
period 1995-12-31
ELECTROMAGNETIC SCIENCES INC
filed 1996-03-29
CIK 32198

Exhibit 22.1


ELECTROMAGNETIC SCIENCES, INC.
AND SUBSIDIARIES



Subsidiaries of the Registrant:

EMS Technologies, Inc.
660 Engineering Drive
Post Office Box 7700
Norcross, Georgia 30091-7700

LXE Inc.
303 Research Drive
Post Office Box 92600
Norcross, Georgia 30092-9600

CAL Corporation
1050 Morrison Drive
Ottawa, Ontario K2H 8K7
CANADA