Form 10-K, Exhibit 13
period 1999-12-31
EMS TECHNOLOGIES INC
filed 2000-03-30
CIK 32198

EXHIBIT 13.1

EMS TECHNOLOGIES, INC. AND SUBSIDIARIES
CONSOLIDATED STATEMENTS OF EARNINGS
(In thousands, except net earnings per share)

                                                Years ended December 31
                                               -------------------------
                                                1999      1998      1997
                                                ----      ----      ----
Net sales (note 11)                          $242,414   177,163   171,230
Cost of sales                                 167,118   115,127   111,925
Selling, general and administrative expenses   45,211    38,666    35,758
Research and development expenses              21,816    13,140     9,134
                                              -------   -------   -------
     Operating income                           8,269    10,230    14,413

Non-operating (expense) income, net (note 2)    1,310     1,602      (249)
Interest expense                               (2,827)   (1,729)   (1,849)
                                              -------   -------   -------
     Earnings before income taxes               6,752    10,103    12,315

Income tax expense (note 7)                    (1,912)   (3,927)   (4,924)
                                              -------   -------   -------
     Net earnings                            $  4,840     6,176     7,391
                                              =======   =======   =======
Net earnings per share (note 6):
     Basic                                   $    .56       .71       .87

     Diluted                                      .55       .70       .84

Weighted average number of shares (note 6):
     Common                                     8,703     8,675     8,544

     Common and dilutive common equivalent      8,775     8,871     8,820


See accompanying notes to consolidated financial statements.


EMS TECHNOLOGIES, INC. AND SUBSIDIARIES
CONSOLIDATED BALANCE SHEETS
(In thousands)

                                                        December 31
                                                   --------------------
                                                     1999         1998
                                                   -------      -------
ASSETS

Current assets:
  Cash and cash equivalents (note 10)             $  4,832        4,384
  Trade accounts receivable, net (notes 4
    and 10)                                         67,804       57,455
  Inventories:
    Work in process                                  6,803        5,164
    Parts and materials                             21,946       19,657
                                                   -------      -------
        Total inventories                           28,749       24,821
                                                   -------      -------
  Deferred income taxes (note 7)                     1,020          976
                                                   -------      -------
      Total current assets                         102,405       87,636
                                                   -------      -------

Property, plant and equipment (note 5):
   Land                                              3,667        1,150
   Buildings and leasehold improvements             21,077       15,493
   Machinery and equipment                          59,102       54,351
   Furniture and fixtures                            7,553        4,735
                                                   -------      -------
                                                    91,399       75,729
   Less accumulated depreciation
    and amortization                                42,345       40,849
                                                   -------      -------
        Net property, plant and equipment           49,054       34,880
                                                   -------      -------

Investment in limited partnership (note 3)          13,000          -
Deferred income taxes - non-current (note 7)         7,379        5,644
Accrued pension asset (note 8)                       3,084          -
Other assets                                         8,854        7,684
Goodwill, net of accumulated amortization
 of $3,814 in 1999 and $3,294 in 1998               11,022       11,542
                                                   -------      -------
                                                  $194,798      147,386
                                                   =======      =======

See accompanying notes to consolidated financial statements.


EMS TECHNOLOGIES, INC. AND SUBSIDIARIES
CONSOLIDATED BALANCE SHEETS, continued
(In thousands, except share data)
                                                        December 31
                                                   -------------------
                                                     1999        1998
                                                   -------      ------
LIABILITIES AND STOCKHOLDERS' EQUITY

Current liabilities:
  Current installments of
   long-term debt (notes 5 and 10)                $ 16,613        2,197
  Accounts payable (note 10)                        18,811       11,815
  Income taxes                                         -          1,580
  Accrued compensation costs                         6,184        4,503
  Accrued retirement costs (note 8)                    594          959
  Accrued post-retirement benefits (note 9)          2,309          -
  Deferred revenue                                   3,471        2,895
  Other current liabilities                          2,324        1,154
                                                   -------      -------
        Total current liabilities                   50,306       25,103
                                                   -------      -------
Long-term debt, excluding current
 installments (note 5)                              33,707       19,150
Deferred income taxes (note 7)                       4,970        2,473
                                                   -------      -------
        Total liabilities                           88,983       46,726
                                                   -------      -------
Stockholders' equity (note 6):
  Preferred stock of $1.00 par value
   per share.  Authorized 10,000,000
   shares; none issued                                 -            -
  Common stock of $.10 par value per
   share.  Authorized 75,000,000 shares,
   issued and outstanding 8,706,000 in
   1999 and 8,689,000 in 1998                          871          869
  Additional paid-in capital                        34,503       34,615
  Accumulated other comprehensive loss-
   foreign currency translation adjustment          (1,838)      (2,263)
  Retained earnings                                 72,279       67,439
                                                   -------      -------
        Total stockholders' equity                 105,815      100,660
                                                   -------      -------
Commitments and
  contingencies (notes 3, 5, 8, 9 and 12)
                                                  $194,798      147,386
                                                   =======      =======

See accompanying notes to consolidated financial statements.



EMS TECHNOLOGIES, INC. AND SUBSIDIARIES
CONSOLIDATED STATEMENTS OF STOCKHOLDERS' EQUITY AND COMPREHENSIVE INCOME
(In thousands)
                                       Three years ended December 31, 1999
                           -------------------------------------------------------------
                                                               Accum-
                                                               ulated
                                            Addi-    Annual    other             Total
                           Common  Stock   tional    compre-  compre-            stock-
                           --------------  paid-in   hensive  hensive  Retained  holders'
                           Shares  Amount  capital    income    loss   earnings  equity
                           ------  ------  -------   -------  -------- --------  -------

Balance, December 31, 1996  8,445  $  844   32,581               (47)    53,872   87,250

Net earnings                  -       -        -       7,391      -       7,391    7,391
Income tax benefit from
 exercise of non-qualified
 stock options (note 7)       -       -      1,142       -        -         -      1,142
Exercise of common stock
 options                      229      24    1,878       -        -         -      1,902
Redemption of shares upon
 exercise of common
 stock options                (48)     (5)  (1,114)      -        -         -     (1,119)
Foreign currency trans-
 lation adjustment loss       -       -        -      (1,346) (1,346)       -     (1,346)
                            -----    ----   ------    ------   -----     ------  -------
Comprehensive income
 for 1997                                              6,045
                                                      ======
Balance, December 31, 1997  8,626     863   34,487            (1,393)    61,263   95,220

Net earnings                  -       -        -       6,176     -        6,176    6,176
Income tax benefit from
 exercise of non-qualified
 stock options (note 7)       -       -        600       -        -         -        600
Exercise of common stock
 options                      141      14      839       -        -         -        853
Redemption of shares upon
 exercise of common
 stock options                (46)     (5)    (878)      -        -         -       (883)
Foreign currency trans-
 lation adjustment loss       -        -       -        (870)   (870)       -       (870)
Repurchase and retirement
 of common stock              (32)     (3)    (433)      -        -         -       (436)
                            -----    ----   ------    ------   -----     ------  -------
Comprehensive income
 for 1998                                              5,306
                                                      ======
Balance, December 31, 1998  8,689     869   34,615            (2,263)    67,439  100,660

Net earnings                  -       -        -       4,840     -        4,840    4,840
Income tax benefit from
 exercise of non-qualified
 stock options (note 7)       -       -        108       -        -         -        108
Exercise of common stock
 options                       69       7      443       -        -         -        450
Redemption of shares upon
 exercise of common
 stock options                 (7)     (1)    (104)      -        -         -       (105)
Foreign currency trans-
 lation adjustment gain       -        -       -         425     425        -        425
Repurchase and retirement
 of common stock              (45)     (4)    (559)      -        -         -       (563)
                            -----    ----   ------    ------   -----     ------  -------
Comprehensive income
 for 1999                                              5,265
                                                      ======
Balance, December 31, 1999  8,706   $ 871   34,503            (1,838)    72,279  105,815
                            =====    ====   ======            ======     ======  =======


See accompanying notes to consolidated financial statements.




EMS TECHNOLOGIES, INC. AND SUBSIDIARIES
CONSOLIDATED STATEMENTS OF CASH FLOWS
(In thousands)
                                                  Years ended December 31
                                                 -------------------------
                                                   1999     1998     1997
                                                  ------   ------   ------
   Cash flows from operating activities:
     Net earnings                               $  4,840    6,176    7,391
     Adjustments to reconcile net earnings to
      net cash from operating activities:
        Depreciation and amortization              7,008    6,734    5,705
        Goodwill amortization                        520      714      885
        Deferred income taxes                        718      403     (648)
        Changes in operating assets
         and liabilities:
           Trade accounts receivable              (6,143)   1,381  (13,813)
           Inventories                            (2,468)  (2,497)  (2,199)
           Accounts payable                        2,493   (2,621)      24
           Income taxes                           (1,880)    (894)   3,643
           Accrued costs, deferred revenue,
            and other current liabilities          1,450    1,746    1,582
           Other                                  (1,025)  (1,097)     702
                                                 -------   ------   ------
               Net cash provided by
                operating activities               5,513   10,045    3,272
                                                 -------   ------   ------
   Cash flows from investing activities:
     Purchase of property, plant and equipment   (11,656)  (7,740)  (7,857)
     Payments for asset acquisition              (10,458)     -        -
     Investment in limited partnership            (3,000)     -        -
     Purchase of subsidiary common stock from
      minority shareholders                          -        -       (772)
                                                 -------   ------   ------
               Net cash used in
                investing activities             (25,114)  (7,740)  (8,629)
                                                 -------   ------   ------
   Cash flows from financing activities:
     Proceeds from long-term debt                 20,190      698    5,546
     Repayment of long-term debt                    (266)  (1,032)    (592)
     Repurchase and retirement of common stock      (563)    (436)     -
     Proceeds from exercise of stock options,
      net of withholding taxes paid                  345      (30)     783
                                                 -------   ------   ------
               Net cash provided by
                financing activities              19,706     (800)   5,737
                                                 -------   ------   ------
               Net change in cash and
                cash equivalents                     105    1,505      380

   Effect of exchange rates on cash                  343   (1,421)    (401)
   Cash and cash equivalents at January 1          4,384    4,300    4,321
                                                 -------   ------   ------
   Cash and cash equivalents at December 31      $ 4,832    4,384    4,300
                                                 =======   ======   ======

Supplemental disclosure of cash
    flow information:
       Cash paid for interest                    $ 2,827    1,729    1,849

       Cash paid for income taxes                $ 1,615    3,866    2,573


Noncash Investing and Financing:
In January 1999, the Company acquired (through its subsidiary, EMS Technologies Canada, Ltd.) the Space Systems and Products Division of Spar Aerospace Limited and Spar Holding, Inc. (a wholly-owned subsidiary of Spar Aerospace Limited) located near Montreal, Quebec. The transaction was accounted for as an asset purchase valued at $17.4 million. The Company made cash payments to the seller of $6.2 million of the purchase price at closing and a total of $4.2 million for two installments due in 1999 relating to the deferred portion of the purchase price, with funds provided under the Company's U.S. revolving credit agreement. The remaining $7.0 million of the purchase price was financed by the seller in equal installments due, with annual interest of 5.5%, on December 31 of 2000 and 2001. These installments are payable, at the Company's option, either in cash or equivalent value of the Company's common stock. Following is a summary of the acquisition's financing (in thousands):

       Fair value of assets acquired                      $26,733
       Fair value of liabilities assumed                   (9,300)
       Less: Cash payments in 1999                        (10,458)
                                                          -------
            Seller-financed debt at December 31, 1999     $ 6,975
                                                          =======

See accompanying notes to consolidated financial statements.


EMS TECHNOLOGIES, INC. AND SUBSIDIARIES
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
DECEMBER 31, 1999, 1998 and 1997

(1) SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES
The consolidated financial statements include the accounts of EMS Technologies, Inc. and its wholly-owned subsidiaries, LXE Inc., and EMS Technologies Canada, Ltd. (formerly known as CAL Corporation) (collectively, "the Company"). All significant intercompany balances and transactions have been eliminated in consolidation. Certain balance sheet amounts in 1998 were reclassified to conform with classifications adopted in 1999. Following is a summary of the Company's significant accounting policies:

- Management's Use of Estimates
The preparation of financial statements in conformity with generally accepted accounting principles requires management to make estimates and assumptions relating to the reporting of assets and liabilities and the disclosure of contingent assets and liabilities in the financial statements and accompanying notes, including revenue recognition under long-term contracts. Actual future results could differ from those estimates.

- Revenue Recognition
Revenues are derived from sales of the Company's products to end-users and to other manufacturers or systems integrators. Revenues under certain long-term contracts, many of which provide for periodic payments, are recognized under the percentage-of-completion method using the ratio of cost incurred to total estimated cost as the measure of performance. Revenues under cost-reimbursement contracts are recorded as costs are incurred and include an estimate of fees earned. Revenues under all other contracts are recognized when units are delivered or services are performed. Provisions for estimated losses on uncompleted contracts are made in the period in which the probable amounts of such losses are determined. To properly match revenues with costs, certain contracts may have revenue recognized in excess of billings (unbilled revenues), and other contracts may have billings in excess of revenue recognized (deferred revenues). Revenues collected in advance under service contracts are recorded as a liability and recognized over the term of the contract.

- Cash Equivalents
Cash equivalents as of December 31, 1999 included $2,726,000 investment in money market instruments issued by corporations and the U.S. Government, and interest-bearing deposits with an initial term of less than three months. As of December 31, 1998, cash equivalents included $37,000 of interest-bearing deposits with an initial term of less than three months. The Company considers all highly liquid debt instruments with original maturities of three months or less to be cash equivalents.

- Inventories
Inventories are valued at the lower of cost (first-in, first-out) or market (net realizable value). Work in process consists of raw material and production costs, including indirect manufacturing costs.

- Property, Plant and Equipment
Property, plant and equipment are stated at cost. Depreciation is provided primarily using the straight-line method over the following estimated useful lives of the respective assets:

             Buildings                       20 to 40 years
             Machinery and equipment           3 to 8 years
             Furniture and fixtures                10 years

Leasehold improvements are amortized over the shorter of their estimated useful lives or the terms of the respective leases.

The Company reviews long-lived assets and certain identifiable intangibles for impairment whenever events or changes in circumstances indicate that the carrying amount of an asset may not be recoverable. Recoverability of assets to be held and used is measured by a comparison of the carrying amount of an asset to future net cash flows expected to be generated by the asset. If such assets are considered to be impaired, the impairment to be recognized is measured by the amount by which the carrying amount of the assets exceeds the fair value of the assets. If assets are to be disposed of, such assets are reported at the lower of carrying amount or fair value less costs to sell.

- Capitalized Software Costs
The Company has capitalized certain costs to develop software that will be licensed to customers. The carrying value of each software product is the lower of total costs incurred or the net realizable value of the product. Capitalization of internally developed software begins upon the establishment of technological feasibility. Costs incurred prior to the establishment of technological feasibility are expensed as incurred. Capitalized software costs are evaluated for impairment at each balance sheet date by comparing the unamortized capitalized costs with net realizable value (i.e., future gross revenues less estimated future costs of completing and disposing of the product, including maintenance and customer support costs to satisfy the Company's responsibility at the time of sale); any excess of the cost over its net realizable value would be written off. Capitalized software costs are amortized on a product-by-product basis, beginning when the product is ready for sale. Annual amortization is based upon the greater of the ratio of current gross revenues for the product to the total of current and anticipated future gross revenues, or the straight-line method over four years. Unamortized software costs are included in other assets and totaled $1.6 million and $2.5 million as of December 31, 1999 and 1998, respectively. Amortization of capitalized software costs was $890,000 in 1999, $690,000 in 1998, and $265,000 in 1997.

- Income Taxes
The Company provides for income taxes using the asset and liability method. Under the asset and liability method, deferred tax assets and liabilities are recognized for the future tax consequences attributable to differences between the financial statement carrying amounts of existing assets and liabilities and their respective tax bases and operating loss and tax credit carryforwards. Deferred tax assets and liabilities are measured using enacted tax rates expected to apply to taxable income in the years in which those temporary differences are expected to be recovered or settled. Deferred tax assets and liabilities are classified as current or non-current based upon the nature of the underlying temporary differences. The effect on deferred taxes of a change in tax rates is recognized in earnings in the period that includes the enactment date.

- Earnings Per Share
Basic earnings per share is the per share allocation of income available to common stockholders based only on the weighted average number of common shares actually outstanding during the period. Diluted earnings per share represents the per share allocation of income attributable to common stockholders based on the weighted average number of common shares actually outstanding plus all dilutive potential common shares outstanding during the period.

- Goodwill
Goodwill represents the excess of purchase price over fair value of net assets acquired and is amortized on a straight-line basis over 25 years. The Company assesses the recoverability of this intangible asset by determining whether the amortization of the goodwill balance over its remaining life can be recovered through undiscounted future operating cash flows of the acquired operation.

The amount of goodwill impairment, if any, is measured based on projected discounted future operating cash flows using a discount rate reflecting the Company's average cost of funds. The assessment of the recoverability of goodwill will be impacted if estimated future operating cash flows are not achieved.

- Stock Option Plan
Prior to January 1, 1996, the Company accounted for its stock option plan in accordance with the provisions of Accounting Principles Board ("APB") Opinion No. 25, "Accounting for Stock Issued to Employees," and related interpretations. As such, compensation expense would be recorded on the date of grant only if the current market price of the underlying stock exceeded the exercise price. On January 1, 1996, the Company adopted Statement of Financial Accounting Standards ("SFAS") No. 123, "Accounting for Stock-Based Compensation," which permits entities to recognize as expense, over the vesting period, the fair value of all stock-based awards on the date of grant. Alternatively, SFAS No. 123 also allows entities to continue to apply the provisions of APB Opinion No. 25 and provide pro forma net earnings and pro forma earnings per share disclosures for employee stock option grants made in 1995 and future years as if the fair-value-based method defined in SFAS No. 123 had been applied. The Company has elected to continue to apply the provisions of APB Opinion No. 25 and provide the pro forma disclosure required by SFAS No. 123.

- Foreign Currency Translation
Assets and liabilities of the Company's foreign subsidiaries are translated into U.S. dollars at current exchange rates. Income and expenses of the foreign subsidiaries are translated into U.S. dollars at the approximate average exchange rates which prevailed during the years presented. The functional currency of all subsidiaries is considered to be the local currency; consequently, adjustments resulting from the translation of the subsidiaries' financial statements (including long-term financing from the parent) are reflected in accumulated other comprehensive income in stockholders' equity and not as a part of the results of operations. The Company accrues foreign currency exchange gains or losses on direct export activity and on the LXE European subsidiaries' short-term intercompany liabilities that arise from the purchase of the parent's products for resale.

- Comprehensive Income
On January 1, 1998, the Company adopted SFAS No. 130, "Reporting Comprehensive Income." SFAS No. 130 establishes standards for the reporting and presentation of comprehensive income and its components in a full set of financial statements. Comprehensive income consists of net income and foreign currency translation adjustments and is presented in the consolidated statements of stockholders' equity and comprehensive income. SFAS No. 130 requires only additional disclosures in the consolidated financial statements; it does not affect the Company's financial position or results of operations. Prior year financial statements have been reclassified to conform to the requirements of SFAS No. 130.

(2) NON-OPERATING INCOME (EXPENSE)
For the years 1999, 1998 and 1997, the most significant recurring item within non-operating income (expense) was net gains and losses from foreign currency transactions and remeasurement; the Company reported a consolidated net foreign currency loss of $ 745,000 in 1999, a net gain of $482,000 in 1998, and a net loss of $449,000 in 1997.

Other significant items in non-operating income (expense) included a $1.8 million gain in 1999 from an insurance settlement to compensate the Company
for tornado-caused business interruption that occurred in 1998.   In 1998,
the Company recognized a $472,000 tornado-related gain on involuntary conversion of insured assets, a $331,000 gain from collection on a note receivable that had previously been reserved, and a $245,000 gain on disposal of a minority investment. In 1997, non-operating income included approximately $667,000 for interest income related to settlement with the Canadian government for a research and development claim, and a $419,000 loss on disposal of a business unit within the Company's Canadian operations.

(3) 	ACQUISITION
In January 1999, the Company acquired (through its subsidiary, EMS Technologies Canada, Ltd.) the Space Systems and Products Division of Spar Aerospace Limited and Spar Holdings, Inc. (a wholly-owned subsidiary of Spar Aerospace Limited) -- collectively, the Space Division, located near Montreal, Quebec. The transaction was accounted for as an asset purchase under the purchase method of accounting; accordingly, the Company's 1999 consolidated statement of earnings includes only the results of operations of the former Spar Space Division subsequent to the acquisition date. The asset purchase was valued at $17.4 million, representing the $20.3 million price per the purchase agreement, as adjusted for approximately $400,000 of debt owed by the seller and assumed by the Company, which related to Canadian government support for Space Division research activities, and a $2.5 million adjustment for the amount by which the Space Division's actual working capital at the closing date was less than the working capital that had been projected in the purchase agreement. The Company made cash payments to the seller of $6.2 million of the purchase price at closing, and a total of $4.2 million for two installments due in 1999 relating to the deferred portion of the purchase price, with funds provided under the Company's U.S. revolving credit agreement. The remaining $7.0 million of the purchase price is financed by the seller in equal installments due, with annual interest of 5.5%, on December 31 of 2000 and 2001. These installments are payable, at the Company's option, either in cash or equivalent value of the Company's common stock.

The sole asset of Spar Holdings, Inc. (now named EMS Holdings, Inc.) was an equity investment of less than 5% in a limited partnership. The general partner of the venture is a large, international aerospace firm. The goal of the investment is to enable the Company to participate in the development and implementation of a satellite network that will provide high-data-rate wireless services. In subsequent negotiations with the general partner concerning the Company's future scope of work, the Company agreed to invest an additional $9 million, comprising a $3 million payment in late 1999, a $3 million payment to be made in May 2000, and a $3 million in-kind contribution in the form of specific technological development. After making these additional investments, the Company's equity stake in the limited partnership will remain below 5%. The Company does not expect to make any further cash or in-kind investments. The Company's equity investment is accounted for at historical cost and has a carrying value of $13 million at December 31, 1999.

The following schedule (in thousands, except per share data) presents unaudited pro forma consolidated financial data, as though the acquisition had occurred at the beginning of the period reported on:

                                                 Years Ended December 31
                                                 -----------------------
                                                     1999       1998
                                                     ----       ----
Pro Forma Consolidated Data:
 Revenue                                         $ 245,791    222,723
 Net income                                          4,572      7,095
 Earnings per share:
   Basic                                               .53        .82
   Diluted                                             .52        .80


(4) TRADE ACCOUNTS RECEIVABLE
Trade accounts receivable include the following (in thousands):

                                                       December 31
                                                     ---------------
                                                     1999       1998
                                                     ----       ----
Amounts billed under contracts                    $ 42,769     35,148
Unbilled revenues (substantially all to
 be billed during the following 12 months)          36,807     26,336
Deferred revenue                                   (11,479)    (3,719)
Allowance for doubtful accounts                       (293)      (310)
                                                    ------     ------
     Trade accounts receivable, net               $ 67,804     57,455
                                                    ======     ======





(5) LONG-TERM DEBT
The following is a summary of long-term debt (in thousands):

                                                    December 31
                                                  ---------------
                                                  1999       1998
                                                  ----       ----
Revolving credit loan with a bank,
 $10 million secured by U.S. land and
 building and the remainder unsecured,
 maturing in November 2003, interest
 payable quarterly at a variable rate
 (7.65% at the end of 1999 and 6.55%
 at the end of 1998)                           $ 19,751     19,150

Revolving credit loan with a bank, secured
 by the assets of EMS Technologies Canada,
 Ltd., maturing in February 2001, interest
 payable at a variable rate (7.0% at the
 end of 1999 and 7.5% at the end of 1998)        11,620      2,197

Term loan with an insurance company, secured
 by a U.S. building, maturing in January 2014,
 principal and interest payable in equal
 monthly installments with a fixed interest
 rate of 7.1%                                     7,234        -

Financing agreement with seller of Canadian
 operations, due in annual installments
 through December 2001 and payable at the
 Company's option, with EMS common stock,
 interest payable at 5.5%                         6,975        -


Repayable funding from the Government of
 Canada to support research, due in annual
 installments based on royalties ranging from
 .38% to .675% of future space-related
 revenues, no interest to accrue                  3,135        -

Capital lease agreements, secured by computer
 hardware, software and peripherals, with
 various lease terms through 2002, due in
 quarterly installments with an implicit
 interest rate of 9.0%                            1,605        -
                                                 ------     ------
    Total long-term debt                         50,320     21,347

Less current installments of long-term debt      16,613      2,197
                                                 ------     ------
    Long-term debt, excluding current
     installments                              $ 33,707     19,150
                                                 ======     ======

In November 1998, the Company amended and restated its U.S. revolving credit agreement with a U.S. bank to increase available credit to $35 million. The first $30 million borrowed under this agreement is due November 2003, with no principal payments required until maturity, and borrowings in excess of $30 million are due on demand. The first $10 million of this debt is secured by U.S. land and building with a book value at December 31, 1999 of approximately $7 million.

Interest under the U.S. revolving credit agreement is, at the Company's option, a function of either the bank's prime rate or LIBOR. A commitment fee equal to .20% per annum of the daily average unused credit available is payable quarterly in arrears.

The U.S. revolving credit agreement includes a covenant that annually establishes a minimum required consolidated net worth. The minimum consolidated net worth required at December 31, 1999 was approximately $100 million, as compared with the reported consolidated net worth of approximately $106 million. Other covenants limit the amount of debt as compared with total capitalization, or set a minimum ratio by which earnings before interest and income taxes must exceed interest expense; at December 31, 1999, the Company was in compliance with these covenants.

In January 1999, the Company purchased the Space Systems and Products Division of Spar Aerospace Limited for approximately $17.4 million. One-third of the purchase price was financed under the Company's U.S. revolving credit agreement, and the remainder financed by the seller at 5.5% in four installments due over a three-year period. As of December 31, 1999, two installments remained, due on December 31, 2000 and 2001. These installments are payable, at the Company's option, either in cash or equivalent value of the Company's common stock. These installments are also convertible, at the seller's option, into the Company's common stock at $22 per share and $24 per share for the 2000 and 2001 installments, respectively. Upon receipt of the seller's notice of conversion, the Company may choose to pay the installment in cash, plus a limited premium based upon the excess of the common stock's market price over the conversion price, as of the date of the notice of conversion.

In February 1999, the Company amended its existing credit facility with a bank in Canada to fund Canadian operations. The total Canadian credit facility was increased to $24 million, with $14 million available under a revolving credit agreement that is payable on demand; the remainder of the facility relates to letters of credit and an unused installment term loan. The credit agreement is unsecured and extends through February 2001.

Interest under the Canadian revolving credit agreement is, at the Company's option, a function of either the bank's prime rate or LIBOR. A commitment fee equal to .20% per annum of the daily average unused credit available is payable monthly in arrears.

The Canadian revolving credit agreement includes a covenant that annually establishes a minimum required net worth for EMS Technologies Canada, Ltd. The minimum net worth required at December 31, 1999 was approximately $23 million, as compared with the reported net worth of approximately $41 million. Other covenants limit the amount of debt as compared with total capitalization, set a minimum ratio by which earnings before interest and income taxes must exceed interest expense, and set a minimum ratio of current assets as compared with current liabilities; at December 31, 1999, the Company was in compliance with these covenants.

The combined principal maturities of all long-term debt are $16.6 million in 2000, $5.1 million in 2001, $1.2 million in 2002, $21.0 million in 2003, $1.0 million in 2004 and $5.4 million thereafter. Included in these totals are principal payments to be made under the Company's capital lease agreements. Following is a summary of annual payment totals under capital lease agreements (in thousands):

                   2000                             $  951
                   2001                                689
                   2002                                108
                                                     -----
                   Total capital lease payments      1,748
                   Less: Interest payments            (143)
                                                     -----
                      Capitalized lease obligation  $1,605
                                                     =====

At December 31, 1999, the Company had available two immediate sources of credit (after allowing for outstanding letters of credit): $11.3 million remaining under the U.S. revolving credit agreement and $1.8 million available under the Canadian credit facility.


(6)  STOCK PLANS
The Company has granted incentive and non-qualified stock options to key employees and directors under several stock option plans. All outstanding options have been granted at 100% of fair market value on each option's grant date. All outstanding options become exercisable from one to three years after the date of grant and expire from six to ten years after the date of grant. Under all plans at December 31, 1999, options for a total of 389,000 shares of stock were exercisable, and there were 85,000 shares available for future grants. The Company will seek shareholder approval in 2000 for authorization of additional options for future grants.

Following is a summary of activity in all of the Company's stock option plans for the three years ended December 31, 1999, 1998 and 1997 (shares in thousands):
                                                     Weighted Average
                                                       Exercise Price
                                               Shares    Per Share
                                               ------    ---------
   Options outstanding at December 31, 1996      876      $ 8.66

   Granted                                       272       21.63
   Canceled or expired                           (27)      13.00
   Exercised                                    (229)       8.27
                                               -----       -----
   Options outstanding at December 31, 1997      892       12.59

   Granted                                       291       20.42
   Canceled or expired                           (45)      20.12
   Exercised                                    (141)       6.02
                                               -----       -----
   Options outstanding at December 31, 1998      997       15.47

   Granted                                       311       13.41
   Canceled or expired                           (41)      17.63
   Exercised                                     (69)       6.50
                                               -----       -----
   Options outstanding at December 31, 1999    1,198      $15.38
                                               =====       =====

The weighted average fair value of options granted in 1999, 1998 and 1997 was $8.39, $12.52, and $14.17, respectively. These fair values were based on the Black-Scholes option pricing model and a weighted average risk-free rate of return of 6.7% in 1999, 4.8% in 1998, and 5.7% in 1997, terms from six to ten years, expected volatility of 58% in 1999 and 60% in 1998 and 1997, and no expected dividend yield.



Following is a summary of options outstanding at December 31, 1999 (shares in thousands):

                          Outstanding                                      Exercisable
                   -------------------------                        ------------------------
                               Weighted        Weighted Average                   Weighted
  Range of                   Average Price    Remaining Years In               Average Price
Exercise Prices    Shares      Per Share       Contractual Life     Shares        Per Share
---------------    ------    -------------    ------------------    ------     -------------
$ 3.63 -  6.38       106       $ 4.98                5.3             106         $ 4.98
  7.55 -  8.50       113         8.03                1.7              80           8.22
 11.13 - 15.25       470        13.00                4.8             159          11.88
 16.19 - 18.63       218        18.51                4.8               8          17.88
 20.00 - 23.50       160        23.11                4.6              15          20.00
 23.75 - 27.63       131        24.03                5.0              21          25.55
 -------------     -----        -----                ---             ---          -----
$ 3.63 - 27.63     1,198       $15.38                4.5             389         $10.63
 =============     =====        =====                ===             ===          =====



In the Company's capital structure, stock options are the only securities that are potentially dilutive in the future to basic earnings per share, summarized as follows (shares in thousands):
                                    1999      1998      1997
					              ----      ----      ----
Dilutive stock options,
 included in earnings
 per share calculations:
	Shares				           144       438       706
	Average price per share	        $ 7.08      8.33      9.65

Antidilutive stock options,
 excluded from earnings
 per share calculations:
	Shares                            1,054       559       186
	Average price per share 	        $16.51     21.06     23.71

Following is a reconciliation of the denominator for basic and diluted earnings per share calculations (shares in thousands):
                                    1999      1998      1997
                                    ----      ----      ----
Basic earnings per
 share denominator                  8,703     8,675     8,544

Common equivalent shares
 from dilutive stock options           72       196       276
                                    -----     -----     -----
Diluted earnings per
 share denominator                  8,775     8,871     8,820
                                    =====     =====     =====

Under Statement of Financial Accounting Standards ("SFAS") No. 123, "Accounting for Stock-Based Compensation," the Company is permitted to continue accounting for the issuance of stock options in accordance with Accounting Principles Board ("APB") Opinion No. 25, which does not require recognition of compensation expense for option grants unless the exercise price is less than the market price on the date of grant. As a result, the Company has not recognized any compensation cost for stock options. If the Company had recognized compensation cost for the "fair value" of option grants under the provisions of SFAS No. 123, the pro forma financial results for 1999, 1998 and 1997 would have differed from the actual results as follows (net earnings in thousands):

                                        1999      1998      1997
                                     ----      ----      ----
Net earnings:
  As reported                       $4,840     6,176     7,391
  Pro forma                          1,624     4,788     6,731

Basic net earnings per share:
  As reported                          .56       .71       .87
  Pro forma                            .19       .55       .79

   Diluted net earnings per share:
  As reported                          .55       .70       .84
  Pro forma                            .19       .55       .78

Under SFAS No. 123, the fair value of stock options issued in any given year is expensed as compensation over the vesting period, which for substantially all of the Company's options is three years; therefore, the pro forma net earnings and net earnings per share do not reflect the total compensation cost for options granted in the respective years. Furthermore, the pro forma results only include the effect of options granted since 1995; options granted prior to 1995 were not considered.

The Company adopted a Shareholder Rights Plan effective April 6, 1999, to replace a similar plan adopted in 1989 that expired on April 6, 1999. Under the new plan, the Company declared a dividend distribution of one right for each outstanding share of the Company's common stock to stockholders of record at the close of business on April 16, 1999. Future transfers of common stock certificates will also transfer the associated rights. The rights become exercisable for one share of common stock at a specific purchase price (initially $45) upon the acquisition of at least 20% beneficial ownership in the Company without the consent of a majority of the Company's Board of Directors not having an interest in the acquiror. The rights will become exercisable for shares of common stock having a value equal to two times the purchase price, upon the following events: (i) the acquisition of at least a 20% beneficial ownership in the Company without the consent of a majority of the members of the Company's Board of Directors not having an interest in the acquiror, (ii) the acquisition of 2% of the outstanding common stock without such consent, following acquisition of 20% with consent, or (iii) certain merger, consolidation or asset sale transactions, in each case without the consent of a majority of the members of the Company's Board of Directors not having an interest in the acquiror. If the Company is purchased or merged into another company, the rights may become exercisable for comparable securities of the surviving entity. The rights expire on August 6, 2009. At any time before their expiration, the outstanding rights may be redeemed by vote of the Board of Directors at a price of $.01 per right.

(7)  INCOME TAXES
Total income tax expense (benefit) provided for in the Company's consolidated financial statements consists of the following (in thousands):

                                               1999     1998      1997
                                               ----     ----      ----
   Consolidated income tax expense           $ 1,912    3,927     4,924
   Income tax benefit resulting from
    exercise of stock options credited
    to stockholders' equity                     (108)    (600)   (1,142)
   Income tax benefit resulting from
    initial recognition of acquired
    tax benefits credited to goodwill            -     (4,458)     (405)
                                              ------   ------    ------
        Total                                $ 1,804   (1,131)    3,377
                                              ======   ======    ======

The components of income tax expense (benefit) were (in thousands):

                                               1999     1998      1997
                                               ----     ----      ----
   Current:
     Federal                                 $  (675)   3,239     4,311
     State                                       (21)     606       803
     Foreign                                   2,771     (663)      517
                                              ------   ------    ------
        Total current expense                  2,075    3,182     5,631
                                              ------   ------    ------
   Deferred:
     Federal                                     366      496      (368)
     State                                        34       23       (76)
     Foreign                                    (563)     226      (263)
                                              ------   ------    ------
        Total deferred (benefit) expense        (163)     745      (707)
                                              ------   ------    ------
        Total income tax expense             $ 1,912    3,927     4,924
                                              ======   ======    ======

Income tax expense differed as follows from the amounts computed by applying the U.S. federal income tax rate of 34% to earnings before income taxes (in thousands):

                                               1999     1998      1997
                                               ----     ----      ----
   Computed "expected" income
    tax expense                              $ 2,296    3,435     4,187
   Tax credits from
    research activities                         (116)    (284)      (82)
   State income taxes, net of
    federal income tax benefit                     7      423       481
   Difference in effective foreign
    tax rates                                   (408)      13       106
   Change in deferred tax asset
    valuation allowance                          -       (206)      -
   Amortization of goodwill                      177      243       301
   Benefit from foreign sales
    corporation                                 (212)    (254)     (252)
   Other                                         168      557       183
                                               -----    -----     -----
        Income tax expense                   $ 1,912    3,927     4,924
                                               =====    =====     =====


Income tax expense includes benefits recognized from foreign net operating loss carryforwards of $570,000, $314,000, and $263,000 in 1999, 1998 and
1997, respectively.

The tax effects of temporary differences that give rise to significant portions of the deferred tax assets and deferred tax liabilities at December 31, 1999 and 1998 are presented below (in thousands):

                                                     1999      1998
                                                     ----      ----
   Deferred tax assets:
     Accounts receivable                          $   108       104
     Inventories                                      376       296
     Accrued compensation costs                       536       560
     Capital loss carryforward                        473       473
     Foreign research expense and
      tax credit carryforward                       7,437     3,702
     Foreign net operating loss
      carryforward                                  1,653     1,937
     Foreign note receivable                          145       150
     Gain on sales to foreign subsidiaries            575       515
     Other                                             95       211
                                                   ------     -----
        Total gross deferred tax assets            11,398     7,948

        Valuation allowance                        (2,999)   (1,328)
                                                   ------     -----
        Net deferred tax assets                     8,399     6,620
                                                   ------     -----
   Deferred tax liabilities:
     Property, plant and equipment                  3,738     2,190
     Net gain from foreign transactions and
      remeasurement                                   283       283
     Pension asset                                    949       -
                                                   ------     -----
        Total gross deferred tax liabilities        4,970     2,473
                                                   ------     -----
        Net deferred tax assets                   $ 3,429     4,147
                                                   ======     =====

The U.S. operations are consolidated for federal income tax purposes. These U.S. operations had a combined net loss before income taxes of $942,000 in 1999, and net earnings of $10,912,000 and $12,315,000 in 1998 and 1997, respectively. The combined foreign operations reported net earnings before income taxes of $7,694,000 in 1999, a net loss of $809,000 in 1998 and breakeven results in 1997. The Company's net deferred tax assets at December 31, 1999 include $1,653,000 related to a cumulative $4,983,000 net operating loss incurred by certain European operations, $710,000 of which may be carried forward through 2004, with the remainder allowed to be carried forward indefinitely. Management believes that the expected performance of these operations and the utilization of tax planning strategies will generate adequate earnings to fully realize the deferred tax asset relating to foreign net operating losses.

(8)  RETIREMENT PLANS
The Company established a qualified defined contribution plan in 1993. All U.S.-based employees (approximately 900) that meet a minimum service requirement are eligible to participate in the plan. Company contributions are allocated to each participant based upon an age-weighted formula that discounts an equivalent benefit at age 65 to each employee's current age. Accumulated contributions are invested at each participant's discretion from among a diverse range of investment options offered by an independent investment firm selected by the Company.

The Company's contribution to this plan is determined each year by the Board of Directors. There is no required minimum annual contribution, but the target contribution has been approximately 5% of base payroll. The Company accrued an expense for the defined contribution plan of $1.7 million for 1999, $2.0 million for 1998, and $1.9 million for 1997.

The Company sponsors qualified retirement savings plans in the U.S. and Canada, in which the Company matches a portion of each eligible employee's contributions. The Company's matching contributions to these plans were $600,000 in 1999, $599,000 in 1998, and $535,000 in 1997.

As part of the Company's 1999 acquisition of the Montreal-based Space Systems and Products Division of Spar Aerospace Limited, the Company assumed the assets and liabilities of four defined benefit pension plans, both contributory and non-contributory, that collectively cover substantially all employees (approximately 600) at these operations. Benefit provisions in three of the plans are subject to collective bargaining. Benefits are based upon an employee's years of service and average compensation. The combined pension benefit under all plans for the year ended December 31, 1999 included the following components (in thousands):

                                                            1999
                                                            ----
   Expected return on plan assets                         $ 1,959
   Service cost for benefits earned                          (465)
   Interest cost on projected benefit obligation           (1,344)
                                                           ------
        Pension benefit                                   $   150
                                                           ======

The funding policy is to contribute amounts sufficient to meet minimum funding requirements as set forth in employee benefit and tax laws. Changes in the combined projected benefit obligation for the pension plans were as follows for the year ended December 31, 1999 (in thousands):

                                                            1999
                                                           ------
   Projected benefit obligation at January 1             $ 22,733
   Service cost for benefits earned during the period         465
   Interest cost on benefit obligation                      1,344
   Participant contributions                                   30
   Actuarial gain                                          (2,908)
   Benefits paid                                           (1,643)
                                                           ------
        Projected benefit obligation at December 31      $ 20,021
                                                           ======

Changes in the fair value of assets for pension plans were as follows for the year ended December 31, 1999 (in thousands):

                                                            1999
                                                           ------
   Fair value of assets at January 1                     $ 26,911
   Actual return on plan assets                               840
   Employer contributions                                      44
   Participant contributions                                   30
   Benefits paid                                           (1,643)
                                                           ------
        Fair value of assets at December 31              $ 26,182
                                                           ======

Plan assets are held in a master trust arrangement managed by an independent advisor. Assets of the plans are invested primarily in publicly traded equity and fixed income securities through a master trust arrangement.

The Company recorded pension assets and liabilities as follows (in thousands):
                                                        December 31
                                                           1999
                                                        -----------
   Fair value of plan assets                             $ 26,182
   Projected benefit obligation                           (20,021)
   Unrecognized actuarial net loss                         (1,788)
   Purchase price allocation of negative goodwill          (1,289)
                                                           ------
        Accrued pension asset                            $  3,084
                                                           ======
The actuarial assumptions that were used to determine costs and benefit obligations for pension plans were as follows:

   Discount rate                                              6.0%
   Compensation increases                                     3.5
   Long-term return on assets                                 7.5

(9) 	 POST-RETIREMENT BENEFITS OTHER THAN PENSION
The Company sponsors four unfunded plans to provide selected health and dental care and life insurance benefits for employees retired from the Montreal operations and their dependents. Employees of the Company's Montreal operations may become eligible for those benefits if they retire while working for the Company. Benefit provisions in three of the plans are subject to collective bargaining. The estimated cost for these benefits is accrued over periods of employee service on an actuarially determined basis. Combined post-retirement benefit cost of all plans for the year ended December 31, 1999 included the following components (in thousands):

                                                             1999
                                                             ----
   Service cost for benefits earned                        $   45
   Interest cost on accumulated benefit obligation            134
                                                            -----
        Post-retirement benefit cost                       $  179
                                                            =====

Changes in the combined accumulated benefit obligation for post-retirement benefits were as follows for the year ended December 31, 1999 (in thousands):

                                                            1999
                                                           ------
   Accumulated benefit obligation at January 1            $ 2,241
   Service cost for benefits earned during the period          45
   Interest cost on accumulated benefit obligation            134
   Actuarial loss                                             682
   Benefits paid                                             (111)
                                                           ------
        Accumulated benefit obligation at December 31     $ 2,991
                                                           ======

The Company recorded a liability for post-retirement benefits at December 31, 1999, as follows (in thousands):
                                                        December 31
                                                           1999
                                                        -----------
   Accumulated benefit obligation                        $  2,991
   Unrecognized actuarial net loss                           (682)
                                                           ------
        Accrued post-retirement benefit liability        $  2,309
                                                           ======

The actuarial assumptions that were used to determine costs and benefit obligations for post-retirement benefits were as follows:

   Discount rate                                              7.00%
   Healthcare cost trend - current                            6.85
   Healthcare cost trend - ultimate                           4.45
   Dental care cost trend - ultimate                          4.50

Increasing the assumed healthcare and dental care cost trend rates by one percentage point would increase the aggregate service and interest cost components of net post-retirement benefit expense for 1999 by $11,000 and the accumulated post-retirement benefit obligation at December 31, 1999 by $225,000. A decrease of one percentage point would reduce service and interest costs by $6,000 and decrease the December 31, 1999 obligation by $186,000.

(10)	FAIR VALUE OF FINANCIAL INSTRUMENTS
The following summarizes certain information regarding the fair value of the Company's financial instruments at December 31, 1999 and 1998:

Cash and cash equivalents, trade accounts receivable and accounts payable -- The carrying amount approximates fair value because of the short maturity of these instruments.

Long-term debt - Most of the Company's long-term debt bears interest at variable rates that management believes are commensurate with rates currently available on similar debt. Accordingly, the carrying value of variable-rate long-term debt approximates fair value.

The Company's largest fixed-rate, long-term debt is a mortgage with a 7.1% interest rate; the carrying amount at December 31, 1999 was $7.2 million, compared with an estimated fair value of $6.9 million, based on current market rates at which the Company could borrow funds with similar remaining maturities.

The Company also has a financing agreement with the seller of the Canadian operations, with an interest rate of 5.5% and a carrying value of $7.0 million. The remaining installments in 2000 and 2001 are convertible at the seller's option into the Company's common stock at the strike prices of $22 and $24 per share, respectively. Upon receipt of the seller's notice of conversion, the Company may choose to pay an installment in cash, plus a limited premium based upon the excess of the market price over the conversion price. It is impracticable to obtain independent market information concerning the value of this specific conversion/premium feature. However, the Company believes that the estimated fair value of this financing agreement is not materially different from its carrying value, when all the terms (including the conversion/premium feature) are considered.

(11)  BUSINESS SEGMENT AND GEOGRAPHIC AREA INFORMATION
The Company is organized into two reportable segments: Space and Technologies, and Wireless Products. Each segment is separately managed and comprises a range of products and services that share distinct operating characteristics. The Company evaluates each segment primarily upon operating profit.


The Space and Technologies segment manufactures custom-designed, highly engineered hardware for use in space and satellite communications, radar, surveillance and military counter-measures. Orders typically involve development and production schedules that can extend a year or more, and most revenues are recognized under percentage-completion accounting. Hardware is sold to prime contractors or systems integrators rather than end-users.


The Wireless Products segment manufactures standardized antennas, terminals, and other wireless network products for use in logistics, healthcare information management, PCS/cellular communications, and aeronautical satellite communications. The manufacturing cycle for each order is generally just a few days, and revenues are recognized upon shipment of hardware. Hardware is marketed to end-users and to third-parties who incorporate their products and services with the Company's hardware for delivery to an end-user.

These were the same two reportable segments disclosed as of the end of the preceding fiscal year; however, effective for 1999, the Company has reclassified its satellite communications (SATCOM) product lines (comprising earth-based terminal and antenna standard products for communicating via satellite) from Space and Technologies to Wireless Products. Accounting policies for segments are the same as those described in the summary of significant accounting policies, except that deferred income tax assets and liabilities are provided for only at the consolidated level. Inter-segment activity is not significant.

(In thousands)                               Years Ended December 31
                                            1999      1998      1997
                                            ----      ----      ----
Net sales:
  Space and Technologies                $ 119,855    57,840    62,858
  Wireless products                       122,559   119,323   108,372
                                          -------   -------   -------
     Total                              $ 242,414   177,163   171,230
                                          =======   =======   =======
Operating income(loss):
  Space and Technologies                $   2,167    (1,913)    6,775
  Wireless products                         6,102    12,143     7,638
                                          -------   -------   -------
     Total                              $   8,269    10,230    14,413
                                          =======   =======   =======
Non-operating income (expense), net:
  Space and Technologies                $     563       395      (364)
  Wireless products                           747       934       115
  Corporate                                   -         273       -
                                          -------   -------   -------
     Total                              $   1,310     1,602      (249)
                                          =======   =======   =======
Interest expense:
  Space and Technologies                $  (1,310)     (967)     (837)
  Wireless products                        (1,132)   (1,366)   (1,542)
  Corporate                                  (385)      604       530
                                          -------   -------   -------
     Total                              $  (2,827)   (1,729)   (1,849)
                                          =======   =======   =======
Income tax benefit (expense):
  Space and Technologies                $     139       810    (2,066)
  Wireless products                        (2,197)   (4,503)   (2,766)
  Corporate                                   146      (234)      (92)
                                          -------   -------   -------
     Total                              $  (1,912)   (3,927)   (4,924)
                                          =======   =======   =======
Net earnings (loss):
  Space and Technologies                $   1,559    (1,675)    3,508
  Wireless products                         3,520     7,208     3,445
  Corporate                                  (239)      643       438
                                          -------   -------   -------
     Total                              $   4,840     6,176     7,391
                                          =======   =======   =======
Capital expenditures:
  Space and Technologies                $   9,111     5,083     2,806
  Wireless products                         2,545     2,657     5,051
                                          -------   -------   -------
     Total                              $  11,656     7,740     7,857
                                          =======   =======   =======
Depreciation and amortization:
  Space and Technologies                $   2,918     3,006     3,268
  Wireless products                         4,610     4,442     3,322
                                          -------   -------   -------
     Total                              $   7,528     7,448     6,590
                                          =======   =======   =======

                                                As of December 31
                                            1999      1998      1997
                                            ----      ----      ----
Assets:
  Space and Technologies                $ 101,748    58,046    59,058
  Wireless products                        82,177    81,538    81,899
  Corporate                                10,873     7,802     2,697
                                          -------   -------   -------
     Total                              $ 194,798   147,386   143,654
                                          =======   =======   =======

Following is a summary of enterprise-wide information (in thousands):

                                            Years Ended December 31
                                           1999       1998       1997
                                           ----       ----       ----
Revenues from the following
 products and services:
  Space and Technologies                $ 119,855    57,840     62,858
  Wireless products:
    Network products and systems
      integration                          83,547    85,303     82,323
    Wireless infrastructure                25,696    23,219     14,002
    Aeronautical satellite
      communications                       13,316    10,801     12,047
                                          -------   -------    -------
     Total                              $ 242,414   177,163    171,230
                                          =======   =======    =======

Net sales to customers in
 the following countries:
  United States                         $ 117,471   127,590    121,978
  Canada                                   60,723     6,550      8,345
  France                                   12,028    13,657     11,680
  Other foreign countries                  52,192    29,366     29,227
                                          -------   -------    -------
     Total                              $ 242,414   177,163    171,230
                                          =======   =======    =======

                                               As of December 31
                                            1999      1998      1997
                                            ----      ----      ----
Long-lived assets located in
 the following countries:
  United States                         $  59,750    49,471     50,689
  Canada                                   24,424     3,927      4,529
  Other foreign countries                     840       708        684
                                          -------   -------    -------
     Total                              $  85,014    54,106     55,902
                                          =======   =======    =======

No customers accounted for more than 10% of consolidated net sales in 1999, 1998 or 1997.

(12)	 COMMITMENTS AND CONTINGENCIES
The Company is committed under several non-cancelable operating leases for office space, computer and office equipment, and automobiles. Minimum annual lease payments under such leases are $3,030,000 in 2000, $2,285,000 in 2001, $1,854,000 in 2002, $1,447,000 in 2003, $1,033,000 in 2004, and $2,600,000
thereafter.

The Company also has short-term leases for regional sales offices, equipment and automobiles. Total rent expense under all operating leases was approximately $5,156,000, $3,624,000, and $2,710,000 in 1999, 1998 and 1997,
respectively.

The Company's Canadian operations have received cost-sharing assistance from the Government of Canada under several programs that support the development of new commercial technologies and products for space. This funding is repayable in the form of royalties, the level of which will depend upon several factors, including future revenue and profit levels to be derived from the potential new technologies and products. To the extent that the royalties may exceed the repayable amounts already recorded in long-term debt, the Company will incur royalties expense; however, these royalties accrue at rates generally less than one percent of related sales, and royalties will be incurred only if additional revenues and profits are also recognized from new technologies and products. As a result, although the Company cannot accurately estimate the level of future possible royalties, the Company does not believe that such royalties will have a material adverse effect on future results of operations.

In 1999, the Company announced that it plans to acquire a major equity stake in NetSat28 Company, L.L.C., a communications technology company based in Annapolis, Maryland. NetSat28 received an FCC license in 1997 to launch and operate a Ka-band satellite over the continental United States. Once implemented, the NetSat28 system would provide high-speed Internet access and other broadband services. The NetSat28 service would target small businesses, as well as home office and high-end residential users. The Company believes that NetSat28's patented approach to its satellite architecture is complementary to the Company's advanced communications technologies and systems-engineering capability.

The Company plans to complete the NetSat28 purchase transaction, valued initially at $3.8 million, during 2000. The transaction is contingent upon the FCC's approval of the transfer of control of NetSat28, and several parties have filed motions in opposition to the requested approval. The Company would initially acquire 50.1% of NetSat28, and also would contribute significant development efforts for the ground infrastructure. As specified milestones are met, the Company would acquire an additional 45% of NetSat28 equity, in exchange for up to 1.25 million shares of the Company's common stock. Completion of the NeSat28 system will require substantial capital, and no specific financing arrangements have yet been established. If the purchase transaction is completed, the Company will pursue negotiations with potential equity partners and lenders concerning various possible financing structures for NetSat28, some of which could result in the Company investing additional capital in the NetSat28 venture.

(13)  SELECTED QUARTERLY FINANCIAL DATA (UNAUDITED)
Following is a summary of interim financial information for the years ended December 31, 1999 and 1998 (in thousands, except per share data):

                                            1999 Quarters ended
                              April 2    July 2     October 1   December 31
                              --------   -------    ---------   -----------

   Net sales                  $ 55,193     67,455      54,274      65,492
   Operating income (loss)       3,520      3,837       1,611        (699)
   Net earnings                  1,962      2,090         526         262
   Net earnings per share:
     Basic                         .23        .24         .06         .03
     Dilutive                      .22        .24         .06         .03


                                          1998 Quarters ended
                              April 3     July 3    October 2   December 31
                              -------     ------    ---------   -----------
   Net sales                  $ 42,676     46,231      47,393      40,863
   Operating income (loss)       3,246      3,796       4,172        (984)
   Net earnings                  1,743      2,038       2,351          44
   Net earnings per share:
     Basic                         .20        .24         .27         .01
     Dilutive                      .20        .23         .27          -




INDEPENDENT AUDITORS' REPORT

The Board of Directors and Stockholders
EMS Technologies, Inc.:

We have audited the accompanying consolidated balance sheets of EMS Technologies, Inc. and subsidiaries as of December 31, 1999 and 1998, and the related consolidated statements of earnings, stockholders' equity and comprehensive income, and cash flows for each of the years in the three-year period ended December 31, 1999. These consolidated financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these consolidated financial statements based on our audits. We did not audit the financial statements of EMS Technologies Canada, Ltd., a wholly-owned subsidiary, which statements reflect total assets constituting 35% and total revenues constituting 42% in 1999 of the related consolidated totals. Those statements were audited by other auditors whose report has been furnished to us, and our opinion, insofar as it relates to the amounts included for EMS Technologies Canada, Ltd., is based solely on the report of the other auditors.

We conducted our audits in accordance with generally accepted auditing standards. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits and the report of the other auditors provide a reasonable basis for our opinion.

In our opinion, based on our audits and the report of the other auditors, the consolidated financial statements referred to above present fairly, in all material respects, the financial position of EMS Technologies, Inc. and subsidiaries as of December 31, 1999 and 1998, and the results of their operations and their cash flows for each of the years in the three-year period ended December 31, 1999, in conformity with generally accepted accounting principles.

                             KPMG LLP

Atlanta, Georgia
February 25, 2000









Selected Financial Data
(In thousands, except earnings per share)

                                   Years ended December 31
                            1999     1998     1997     1996     1995
                            ----     ----     ----     ----     ----
Net sales                $242,414  177,163  171,230  149,758  128,950
Cost of sales             167,118  115,127  111,925   97,258   83,865
Selling, general and
 administrative expenses   45,211   38,666   35,758   31,070   30,836
Research and development
 expenses                  21,816   13,140    9,134   12,121   10,392
Loss on investment
 in software                  -        -        -      1,645      -
                          -------  -------  -------  -------  -------
     Operating income       8,269   10,230   14,413    7,664    3,857

Non-operating (expense)
 income, net                1,310    1,602     (249)    (304)     675
Interest expense           (2,827)  (1,729)  (1,849)  (1,113)    (864)
                          -------  -------  -------  -------  -------
     Earnings before
      income taxes and
      minority interest     6,752   10,103   12,315    6,247    3,668
Income tax expense         (1,912)  (3,927)  (4,924)  (1,484)  (1,402)
Minority interest in LXE
 net loss                     -        -        -        264       44
                          -------  -------  -------  -------  -------
     Net earnings        $  4,840    6,176    7,391    5,027    2,310
                          =======  =======  =======  =======  =======
Net earnings per common
 share:
   Basic                 $    .56      .71      .87      .68      .33
   Diluted                    .55      .70      .84      .66      .32

Weighted average number of
 shares:
   Common                   8,703    8,675    8,544    7,403    6,929
   Common and dilutive
     common equivalent      8,775    8,871    8,820    7,631    7,141




                                        As of December 31
                            1999     1998     1997     1996     1995
                            ----     ----     ----     ----     ----
Working capital          $ 52,099   62,533   56,830   45,352   42,518

Total assets              194,798  147,386  143,654  127,077  104,954

Long-term debt (excluding
 current installments)     33,707   19,150   17,160   12,230   10,989

Stockholders' equity      105,815  100,660   95,220   87,250   60,209


No cash dividends have been declared or paid during any of the periods presented.


MANAGEMENT'S DISCUSSION AND ANALYSIS

Results of Operations
---------------------
In January 1999, the Company acquired the Space Systems and Products Division of Spar Aerospace Limited and Spar Holdings, Inc. (a wholly-owned subsidiary of Spar Aerospace Limited) located near Montreal, Quebec. The transaction was accounted for as an asset purchase valued at $17.4 million, and no goodwill resulted.

Consolidated net sales increased to $242 million in 1999 from $177 million in 1998 and $171 million in 1997. Most revenues were derived from commercial and international markets (86% in 1999, 79% in 1998, and 74% in 1997), as compared with sales for U.S. government end-use. More revenues were derived from sales to systems integrators, third-party manufacturers and distributors than from sales directly to end-user customers.

Management places strong emphasis on analyzing its business by major product segments. The growth in consolidated net sales in 1999 was attributable to the Space and Technologies segment, which benefited from acquisition of the Montreal operations. Revenues in this segment were $120 million in 1999, compared with $58 million in 1998 and $63 million in 1997. The lower 1998 revenues in Space and Technologies, as compared with 1997, were due to lower sales of hardware for U.S. government end-use. Revenues from the Wireless Products segment increased over the past three years to $123 million in 1999, from $119 million in 1998 and $108 million in 1997. The growth in this segment mainly resulted from greater sales of base station antennas for PCS/cellular telecommunications and other infrastructure products.

Cost of sales was 69% of consolidated net sales in 1999, and 65% in 1998 and 1997. The 1999 increase was due mainly to the significant growth of the Company's Space and Technologies operations, which, on average, have a higher
cost of sales percentage than the remainder of the Company's operations .   In
this segment, the cost of sales percentage was 82% in 1999, compared with 85% in 1998 and 77% in 1997. The decrease in 1999 was attributable to the comparatively favorable mix of contracts in the backlog of the newly-acquired Montreal operations. Also, in late 1999, the Company recognized approximately $1.6 million of non-recurring charges to write off certain inventories and intangibles related to product initiatives that management curtailed. In 1998, the Company began to experience customer delays in initiation of major new satellite programs in which the Company had expected to participate; the result of these delays was the absorption of fixed overhead expenses over a lower-than-expected sales base. As a result, the Company reduced the size of this segment's work force in the second half of 1998, with the associated costs recorded in cost of sales.

Selling, general and administrative expenses were 19% of consolidated net sales in 1999, compared with 22% in 1998 and 21% in 1997. The decrease in 1999 from 1998 was attributable to the growth in the Company's Space and Technologies segment. The large-program nature of space operations generally require lower selling, general and administrative expenses, as a percentage of sales, than the standard-product environment of the Company's wireless product segment.

Research and development expenses represent the cost of the Company's internally funded efforts. Significant research and development efforts also occur under specific customer orders in the Space and Technologies segment and, accordingly, are reflected in cost of sales. Internally funded research and development expenses were 9% of consolidated net sales in 1999, compared with 7% in 1998 and 5% in 1997. The increases over this three-year period related to new wireless applications being developed for space, satellite communications and private local area networks.

The most significant recurring item within non-operating income (expense) was net gains or losses resulting from foreign currency transactions and from translation of the European subsidiaries' short-term intercompany liabilities that arise from the purchase of the parent's products for resale in Europe. The Company recognized a foreign currency loss of $745,000 in 1999, a gain of $482,000 in 1998, and a loss of $449,000 in 1997. At the end of 1999, the consolidated foreign currency translation adjustment (representing all of accumulated other comprehensive loss) was a $1.8 million loss.

The remaining non-operating income in 1999 included a $1.8 million gain from an insurance settlement to compensate the Company for its tornado-caused business interruption in 1998. Non-operating income in 1998 included a $472,000 tornado-related gain on involuntary conversion of insured assets, a $331,000 gain from collection on a note receivable that had previously been reserved, and a $245,000 gain on disposal of a minority investment. Non-operating income in 1997 included $667,000 of interest income related to settlement of the Canadian research and development claim, and a $419,000 net loss on disposal of a business unit within the Company's Canadian operations.

Interest expense increased in 1999 compared with 1998 because of increased levels of debt. Interest expense in 1998 decreased in comparison with 1997 due to more favorable interest terms under a new debt agreement.

The effective income tax rate for 1999 was 28%, compared with 39% in 1998 and 40% in 1997. This decrease in 1999 from 1998 related to a comparatively higher proportion of pre-tax profits being derived from the Company's Canadian operations, which benefit from research-related income tax incentives. The Company expects that the effective income tax rate in 2000 will be comparable with the rate in 1999.

Liquidity and Capital Resources
-------------------------------
Cash provided by operating activities in 1999 was sufficient to fund expenditures for property, plant and equipment. Management believes that the Company's present liquidity, together with cash from operations and sources of external financing, will support its current business activities and near-term capital investment plans. However, additional sources of liquidity will be needed over the next few years if the Company and its markets continue to grow, and particularly if the Company completes the acquisition of a controlling interest in NetSat28, LLC and proceeds with the proposed design, construction and launch of a geostationary Ka-band satellite for broadband communications.

Long-term debt increased in 1999 from 1998 mainly due to financing of the assets purchased in Montreal. One-third of the purchase price was financed at closing through the Company's U.S. revolving credit agreement. The remainder of the purchase price was financed by the seller in four equal installments, with the second installment being adjusted for actual versus projected working capital determined as of the closing date. In 1999, the Company paid the first two installments in cash, with funds drawn from the Company's U.S. revolving credit agreement. The remaining two installments are due, with annual interest of 5.5%, on December 31 of 2000 and 2001. These installments are payable, at the Company's option, either in cash or equivalent value of the Company's common stock.

In January 1999, the Company entered into a $7.5 million term loan agreement with an insurance company, secured by a mortgage on one of the Company's buildings. The loan is payable in equal monthly installments over 15 years with a fixed interest rate of 7.1%. In addition, in February 1999, the Company amended its existing Canadian revolving credit agreement to fund Canadian operations, increasing available borrowings to $24 million on a demand note, under a credit agreement extending through February 2001.

During 1998, the Company amended its existing U.S. revolving credit agreement to increase available borrowings to a total of $35 million, with $30 million maturing in November 2003 and the remaining $5 million financed under a demand note.

At December 31, 1999, the Company had two immediate sources of credit (after allowing for outstanding letters of credit): $11.3 million remaining under the U.S. revolving credit agreement, and $1.8 million available under the Canadian credit facility.

Year 2000
---------
For the past two years, the Company has pursued a plan to modify existing information systems or implement new systems, as necessary, to become "Year 2000" compliant in a timely manner. This plan involved identification and remediation of potential problems, as well as testing of new systems and processes and the development of contingency plans. Efforts encompassed not only the hardware and software that support the Company's information technologies, but also manufacturing hardware and other equipment and processes that may rely on embedded software. Prior to the end of 1999, the Company had completed the plan, as well as communications with suppliers to confirm that the Year 2000 issue would not have a significant effect on the Company's supply chain.

Management is not aware of any occurrence of a Year 2000 issue materially affecting the Company's operations. The Company believes that neither (1) the cost of addressing Year 2000, nor (2) the consequences of any remaining Year 2000 issues have had or will have a material effect on the Company's results of operations.


Risk Factors and Forward-Looking Statements
-------------------------------------------
Forward looking statements with respect to cash flows and tax rates are included in management's discussion and analysis of financial condition and results of operations. Actual results could differ materially from those suggested in any forward-looking statements as a result of a variety of factors. Such factors include, but are not limited to:

     - the Company's ability to achieve product development and manufacturing objectives within the cost and timing parameters created by customers and end-users;

     - the timeliness of orders and payments from customers;

     - the availability of funding for major new space programs;

     - the strength and timing of end-user demand for new communications services, such as broadband services;

     - the effects of technology and communications systems that may be developed by competitors;

     - the outcome of Federal Communications Commission proceedings in which several parties have filed opposing motions related to the Company's proposed control of NetSat28 Company, LLC; and

     - the Company's ability to achieve expected levels of research efforts that qualify for tax incentives, and apportionment of pre-tax income among various tax jurisdictions.


Effect of New Accounting Pronouncement
---------------------------------------
In June 1998, the Financial Accounting Standards Board (FASB) issued Statement of Financial Accounting Standards (SFAS) No. 133, "Accounting for Derivative Instruments and Hedging Activities," which requires that all derivatives be recognized as either assets or liabilities on the balance sheet and be measured at fair value. In June 1999, SFAS No. 133 was amended by SFAS No. 137, "Accounting for Derivative Instruments and Hedging Activities - Deferral of the Effective Date of FASB Statement No. 133." SFAS No. 137 delays the effective date of SFAS No. 133 until fiscal years beginning after June 15, 2000. The Company will adopt SFAS No. 133 effective January 1, 2001, but it has not determined the impact of the statement on its results of operations or financial position.